Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Acuity Inc. Selected 401(k) Plans
Atlanta, Georgia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-74242 and 333-123999) of Acuity Inc. of our report dated June 26, 2026, relating to the financial statements and supplemental schedules of Acuity, Inc. 401(k) Plan, Acuity Brands Lighting, Inc. 401(k) Plan for Hourly Employees, and Holophane Division of Acuity Brands Lighting, Inc. 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

Jacksonville, Florida
June 26, 2026